Mitchell Hutchins Asset Management Inc.
1285 Avenue of the Americas
New York, NY 10019
212 713-2000
212 713-4715 fax


                                                         Mitchell Hutchins


          Mitchell Hutchins/Kidder, Peabody Equity Income Fund, Inc.

                            Treasurer's Certificate
                            -----------------------

     The undersigned, Paul Schubert, does hereby certify that he is the duly elected, qualified and acting Assistant Treasurer of Mitchell Hutchins/Kidder, Peabody Equity Income Fund, Inc., a Maryland Corporation (the "Fund"), and does hereby further certify, after review of the records of the Fund, as follows:

     1. During the period ended October 13, 1995, the Fund issued 55,243 shares of its Commons Stock, $0.01 par value, that are registered pursuant to Rule 24f-2 under the Investment Company Act of 1940.

     2. In respect to the issuance of such 55,243 shares, the Fund received cash consideration of $1,182,027.

     3. With respect to each share issued, the Fund received cash consideration not less than the net asset value per share on the date issued not less than $0.01.

     4. During the period ended October 13, 1995, at no time did the fund issue more shares than were authorized by the Fund's charter.


     IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 7th day of December, 1995.


                                 Paul Schubert
                       ---------------------------------
                                 Paul Schubert
                              Assistant Treasurer